Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 24, 2022

For Immediate Release	Contact:	Oona McCullough
Executive Director of Investor Relations
(215) 454-4806

URBN Reports Q1 Results

PHILADELPHIA, PA, May 24, 2022 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of the Anthropologie, BHLDN, Free People, FP Movement, Terrain, Urban Outfitters, Nuuly and Menus & Venues brands, today announced net income of $32 million and earnings per diluted share of $0.33 for the three months ended April 30, 2022.

Total Company net sales for the three months ended April 30, 2022, increased 13.4% over the same period last year to a record $1.05 billion. Total Retail segment net sales increased 12%, with comparable Retail segment net sales increasing 11%. The relative proportion of Retail segment sales attributable to store and digital channels changed significantly due in large part to the temporary store closures and occupancy restrictions in the United States, Europe and Canada in the prior year quarter due to the COVID-19 pandemic. With those restrictions not present in the current year quarter, Retail segment comparable sales increased due to double-digit growth in retail store sales due to increased store traffic, partially offset by mid-single-digit negative digital channel sales. By brand, comparable Retail segment net sales increased 18% at the Anthropologie Group, 15% at the Free People Group and 1% at Urban Outfitters. Wholesale segment net sales increased 6%, driven by a 9% increase in Free People Group wholesale sales. Nuuly segment net sales increased by $15.0 million driven by a significant increase in our subscriber base.

“We are pleased to announce record Q1 sales driven by an 11% Retail segment ‘comp’,” said Richard A. Hayne, Chief Executive Officer. “Unfortunately, the impact of inflation on our costs of doing business more than offset the benefit of record revenues,” finished Mr. Hayne.

Net sales by brand and segment for the three-month periods were as follows:

	Three Months Ended
	April 30,
	2022	2021
Net sales by brand
Anthropologie Group	$419,677	$353,567
Urban Outfitters	357,702	349,681
Free People Group	245,758	212,751
Nuuly	22,849	7,820
Menus & Venues	5,948	3,596
Total Company	$1,051,934	$927,415

Net sales by segment
Retail Segment	$963,435	$857,486
Wholesale Segment	65,650	62,109
Nuuly Segment	22,849	7,820
Total Company	$1,051,934	$927,415

For the three months ended April 30, 2022, the gross profit rate decreased by 169 basis points compared to the three months ended April 30, 2021. Gross profit dollars increased 7.5% to $323.3 million compared to the three months ended April 30, 2021. The decrease in gross profit rate was primarily due to lower initial merchandise markups driven largely by higher inbound transportation expenses and raw materials costs.

As of April 30, 2022, total inventory increased by $152.2 million, or 31.9%, compared to total inventory as of April 30, 2021, and Retail segment comparable inventory at cost increased by 35%, which were driven by three factors. First, inventory costs have increased due to higher product costs driven largely by higher inbound transportation expenses and raw materials costs. Second, due to ongoing global supply chain constraints, we are extending our lead times and holding more inventory. Finally, the Urban Outfitters brand’s sales came in lower than planned resulting in increased inventory levels at this point in time.

For the three months ended April 30, 2022, selling, general and administrative expenses increased by $49.9 million, or 22.0%, compared to the three months ended April 30, 2021, and expressed as a percentage of net sales, deleveraged 184 basis points. The deleverage in SG&A as a rate to sales and growth in SG&A dollars was primarily related to the increased penetration of retail store sales in the current year quarter as we incurred store payroll expenses to support the retail store sales growth.

The Company’s effective tax rate for the three months ended April 30, 2022, was 28.7% compared to 27.0% in the three months ended April 30, 2021. The increase in the effective tax rate for the three months ended April 30, 2022, was primarily driven by the ratio of foreign taxable earnings to global taxable earnings.

Net income for the three months ended April 30, 2022, was $32 million and earnings per diluted share were $0.33.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. On June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a new share repurchase program. During the three months ended April 30, 2022, the Company repurchased and subsequently retired 2.4 million common shares for approximately $62 million. As of April 30, 2022, 21.5 million common shares were remaining under the programs.

During the three months ended April 30, 2022, the Company opened a total of five new retail locations including: two Free People Group stores (including one FP Movement store), two Urban Outfitters stores and one Menus & Venues restaurant; and closed three retail locations including: one Free People Group store, one Urban Outfitters store and one Anthropologie Group store. During the three months ended April 30, 2022, two Urban Outfitters franchisee-owned stores and one Anthropologie Group franchisee-owned store were opened.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 262 Urban Outfitters stores in the United States, Canada and Europe and websites; 237 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 174 Free People stores in the United States, Canada and Europe, catalogs and websites, 11 Menus & Venues restaurants, 4 Urban Outfitters franchisee-owned stores and 2 Anthropologie Group franchisee-owned stores as of April 30, 2022. Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss first quarter results and will be webcast at 5:15 pm. ET at: https://edge.media-server.com/mmc/p/rorxqy7f

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the impacts of public health crises such as the coronavirus (COVID-19) pandemic, overall economic and market conditions (including inflation) and worldwide political events and the resultant impact on consumer spending patterns, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war (including geopolitical instability), terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions (including as a result of climate change) or public health crises, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, response to new concepts, our ability to integrate acquisitions, risks associated with digital sales, our ability to maintain and expand our digital sales channels, any material disruptions or security breaches with respect to our technology systems, the departure of one or more key senior executives, import risks (including any shortage of transportation capacities or delays at ports), changes to U.S. and foreign trade policies (including the enactment of tariffs, border adjustment taxes or increases in duties or quotas), the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, failure of our manufacturers and third-party vendors to comply with our social compliance program, risks related to environmental, social and governance activities, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

###

(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	April 30,
	2022	2021

Net sales	$1,051,934	$927,415
Cost of sales	728,633	626,764
Gross profit	323,301	300,651
Selling, general and administrative expenses	277,064	227,148
Income from operations	46,237	73,503
Other loss, net	(1,989)	(155)
Income before income taxes	44,248	73,348
Income tax expense	12,715	19,801
Net income	$31,533	$53,547

Net income per common share:
Basic	$0.33	$0.55
Diluted	$0.33	$0.54

Weighted-average common shares outstanding:
Basic	95,479,927	98,108,245
Diluted	96,347,211	99,322,220

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%
Cost of sales	69.3%	67.6%
Gross profit	30.7%	32.4%
Selling, general and administrative expenses	26.3%	24.5%
Income from operations	4.4%	7.9%
Other loss, net	(0.2%)	(0.0%)
Income before income taxes	4.2%	7.9%
Income tax expense	1.2%	2.1%
Net income	3.0%	5.8%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	April 30,	January 31,	April 30,
	2022	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$71,640	$206,575	$364,247
Marketable securities	187,563	239,420	164,430
Accounts receivable, net of allowance for doubtful accounts of $1,153, $1,348 and $2,155, respectively	97,058	63,760	85,307
Inventory	629,953	569,699	477,777
Prepaid expenses and other current assets	221,905	206,293	189,268
Total current assets	1,208,119	1,285,747	1,281,029
Property and equipment, net	1,149,772	1,145,085	988,973
Operating lease right-of-use assets	967,639	1,000,255	1,093,037
Marketable securities	179,458	223,557	100,680
Deferred income taxes and other assets	137,322	136,703	115,888
Total Assets	$3,642,310	$3,791,347	$3,579,607

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$296,673	$304,246	$251,944
Current portion of operating lease liabilities	227,533	236,315	246,226
Accrued expenses, accrued compensation and other current liabilities	395,949	440,912	393,430
Total current liabilities	920,155	981,473	891,600
Non-current portion of operating lease liabilities	913,380	951,080	1,060,228
Deferred rent and other liabilities	112,854	113,054	93,270
Total Liabilities	1,946,389	2,045,607	2,045,098

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 94,434,621, 96,431,044 and 98,235,127 shares issued and outstanding, respectively	9	10	10
Additional paid-in-capital	—	—	17,585
Retained earnings	1,740,508	1,770,560	1,528,655
Accumulated other comprehensive loss	(44,596)	(24,830)	(11,741)
Total Shareholders’ Equity	1,695,921	1,745,740	1,534,509
Total Liabilities and Shareholders’ Equity	$3,642,310	$3,791,347	$3,579,607

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Three Months Ended
	April 30,
	2022	2021
Cash flows from operating activities:
Net income	$31,533	$53,547
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	26,702	25,633
Non-cash lease expense	47,980	45,422
Provision for deferred income taxes	7,420	37
Share-based compensation expense	7,102	4,570
Loss on disposition of property and equipment, net	85	121
Changes in assets and liabilities:
Receivables	(34,109)	4,760
Inventory	(64,511)	(87,427)
Prepaid expenses and other assets	(22,913)	(1,355)
Payables, accrued expenses and other liabilities	(15,184)	43,442
Operating lease liabilities	(63,662)	(51,644)
Net cash (used in) provided by operating activities	(79,557)	37,106
Cash flows from investing activities:
Cash paid for property and equipment	(73,723)	(42,589)
Cash paid for marketable securities	(18,703)	(94,889)
Sales and maturities of marketable securities	106,043	73,848
Net cash provided by (used in) investing activities	13,617	(63,630)
Cash flows from financing activities:
Proceeds from the exercise of stock options	—	1,073
Share repurchases related to share repurchase program	(62,052)	—
Share repurchases related to taxes for share-based awards	(6,636)	(7,418)
Net cash used in financing activities	(68,688)	(6,345)
Effect of exchange rate changes on cash and cash equivalents	(307)	1,481
Decrease in cash and cash equivalents	(134,935)	(31,388)
Cash and cash equivalents at beginning of period	206,575	395,635
Cash and cash equivalents at end of period	$71,640	$364,247